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                                                                    EXHIBIT 4.06

                             CERTIFICATE OF AMENDMENT OF

                           CERTIFICATE OF INCORPORATION OF

                             LONE STAR CASINO CORPORATION
                (CHANGING ITS NAME HEREBY TO "LS CAPITAL CORPORATION")

    FIRST:  The name of the Corporation is LONE STAR CASINO CORPORATION.

    SECOND: Upon the filing hereof, the First Article of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows: "The name of the Corporation is LS Capital Corporation."

    THIRD:   Upon the filing hereof, the Fourth Article of the Certificate of
Incorporation of the Corporation is hereby amended to add a new final paragraph to such Article, which shall read as follows:

              "Upon the effectiveness of the filing with the Secretary of State of Delaware of Articles of Amendment to the Certificate of Incorporation adding this paragraph to the Certificate of Incorporation, each twenty-five (25) shares of Common Stock issued and outstanding immediately prior to the filing of such Articles of Amendment as aforesaid shall be combined into one (1) share of validly issued, fully paid and non-assessable Common Stock. As soon as practicable after such date, the corporation shall request holders of the Common Stock to be combined in accordance with the preceding to surrender certificates representing their Common Stock to the corporation's authorized agent, and each such stockholder shall receive upon such surrender one or more stock certificates to evidence and represent the number of shares of Common Stock to which such stockholder is entitled after the combination of shares provided for herein; provided, however, that this corporation shall not issue fractional shares of Common Stock in connection with this combination, but, in lieu thereof, shall make a cash payment equal to the product of the closing sale price of the Common Stock on the last trading day prior to the effective date of the filing of this instrument, multiplied by the number of shares of Common Stock issued and outstanding immediately prior to the filing of this instrument that would otherwise comprise the fractional share of Common Stock."

    FOURTH:   The amendment set forth hereinabove was duly adopted in
accordance with Section 242 of the Delaware General Corporation Law.

    THE UNDERSIGNED, being the President of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation, does make this Certificate, hereby


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declaring and certifying that this is the act and deed of the Corporation and the facts herein stated are true, and accordingly have hereunto set his hand this _____ day of June, 1996.


                             ___________________________________
                             Paul J. Montle, President

Attested to by:


___________________________________
Angela Howell, Secretary


THE STATE OF TEXAS           )
                             )
COUNTY OF HARRIS             )

    BE IT REMEMBERED that on this _____ day of June, 1996, personally came before me, a Notary Public for the State of Texas, PAUL J. MONTLE, the party to the foregoing certificate of incorporation, known to me personally to be such, and acknowledged the said certificate to be the corporation's act and deed and that the facts stated therein are true.

    GIVEN under my hand and seal of office the day and year aforesaid.

                             ___________________________________
                             Notary Public in and for
                             THE STATE OF TEXAS


                             My Commission Expires:


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